Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY CORPORATION ANNOUNCES 3-FOR-2 STOCK SPLIT.

NORWALK, CT., November 20, 2007 – Bolt Technology Corporation (AMEX:BTJ) today announced that its Board of Directors has approved a 3-for-2 stock split of the Company’s Common Stock. Each stockholder of record at the close of business on January 16, 2008 will receive one additional share for every two shares of Bolt Common Stock that they owned on such date. The additional shares will be distributed on January 30, 2008. Cash payments will be made to shareholders in settlement of fractional share interests resulting from the distribution. The stock split will increase the Company’s issued and outstanding shares from approximately 5,700,000 to approximately 8,600,000.

Commenting on the split, Raymond M. Soto, Bolt’s chairman, president and CEO, said “The decision to split our stock reflects our confidence in the sustainability of our Company’s growth and should make investing in our stock more accessible to a larger number of investors.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources, seismic energy source controllers and synchronizers and underwater connectors used in offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These include statements about anticipated financial performance, future revenues or earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change, relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results and (vi) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements.

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